Exhibit 23.02
                  DeGolyer and MacNaughton
                      One Energy Square
                    Dallas, Texas  75206

                         March 18, 1996

Enron Corp.
1400 Smith Street
Houston, Texas 77002

Gentlemen:

     We hereby consent to the references to our firm and to our opinions delivered to Enron Oil & Gas Company (the Company) relating to the comparison of estimates prepared by us to those furnished to us by the Company of proved oil, condensate, natural gas, and natural gas liquids reserves of certain selected properties owned by the Company as prepared in our letter reports dated January 27, 1994, January 13, 1995, and January 22, 1996, for estimates as of January 1, 1994, January 1, 1995, and December 31, 1995, respectively, to be included in the section "Oil and Gas Exploration and Production Properties and Reserves - Reserve Information" and Note 18 to Enron Corp.'s Consolidated Financial Statements entitled "Oil and Gas Producing Activities - Oil and Gas Reserves Information" in Enron Corp.'s Annual Report on Form 10-K for the year ended December 31, 1995, to be filed with the Securities and Exchange Commission on or about March 27, 1995. We also consent to the inclusion of our letter report, dated January 22, 1996, addressed to the Company as an Exhibit (23.03) to Enron Corp.'s Form 10-K. Additionally, we hereby consent to the incorporation by reference of such references to our firm and to our opinions included in Enron Corp.'s Form 10-K in Enron Corp.'s previously filed Registration Statement nos. 33-13397, 33-13498, 33-27893, 33-34796, 33-35065, 33-46459, 33-55580,
33-52768, 33-52261, 33-49839, 33-52143, 33-54405, 33-52261,
33-53877, and 33-57903, 33-60821, and 33-60417.

                              Very truly yours,

                              DeGOLYER and MacNAUGHTON
                            DeGOLYER and MacNAUGHTON